AGREEMENT AND PLAN OF MERGER
by and among
GILDER ENTERPRISES, INC.,
MEDASORB ACQUISITION, INC.
and
MEDASORB CORPORATION
June 29, 2006

TABLE OF CONTENTS

SECTION 10.7	NO THIRD PARTY BENEFICIARIES	30

SECTION 10.8	COUNTERPARTS; DELIVERY BY FACSIMILE	30

SECTION 10.9	WAIVER	30

SECTION 10.10	NO CONSTRUCTIVE WAIVERS	30

SECTION 10.11	FURTHER ASSURANCES	31

SECTION 10.12	HEADINGS	31

SECTION 10.13	GOVERNING LAW	31

SECTION 10.14	DISPUTE RESOLUTION	31

SECTION 10.15	INTERPRETATION	31

LIST OF SCHEDULES AND EXHIBITS
Company Disclosure Schedules
Schedule 3.3 - Company Stock Options
Schedule 4.3  - Stockholders
Schedule 4.7  - Litigation
Schedule 4.10 - Contracts
Schedule 4.11  - Taxes
Schedule 4.16 - Insurance

Parent Disclosure Schedules
Schedule 5.7 - Capitalization

Exhibits

Exhibit A Post-Closing Directors and Officers of Parent

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is entered into as of June 29, 2006 by and among GILDER ENTERPRISES, INC. a Nevada corporation (“Parent”), MEDASORB ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Corp.”), and MEDASORB CORPORATION., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company is primarily engaged in the business of commercializing hemoperfusion devices, initially for the treatment of sepsis;

WHEREAS, the Board of Directors of each of Parent, Acquisition Corp. and the Company has approved, and deems it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent, which acquisition is to be effected by the merger of Acquisition Corp. with and into the Company, with the Company being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement (as defined herein); and

WHEREAS, the parties hereto intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of Section 368(a)(2)(E) of the Code.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used in this Agreement shall have the following meanings:

“Acquisition Corp.” shall have the meaning given to such term in the preamble to this Agreement.

“Acquisition Proposal” shall have the meaning given to such term in Section 6.2 hereof.

“Action” shall mean any claim, action, suit, proceeding, investigation or order.

“Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Agreement and Plan of Merger, including the schedules and exhibits attached hereto or referred to herein, as the same may be amended or modified from time to time in accordance with the provisions hereof.

“Balance Sheet” shall have the meaning given to such term in Section 4.5 hereof.

“Balance Sheet Date” shall have the meaning given to such term in Section 4.5 hereof.

“By-laws” shall have the meaning given to such term in Section 2.3(b) hereof.

“Certificate of Incorporation” shall have the meaning given to such term in Section 2.3(a) hereof.

“Closing” shall have the meaning given to such term in Section 2.5 hereof.

“Closing Date” shall have the meaning given to such term in Section 2.5 hereof.

“Code” shall have the meaning given to such term in the third recital to this Agreement.

“Commission” shall mean the United States Securities and Exchange Commission.

“Common Stock Options” shall have the meaning given to such term in Section 3.3(a) hereof.

“Company” shall have the meaning given to such term in the preamble to this Agreement.

“Company Common Stock” shall mean the common stock, par value $.001 per share, of the Company.

“Company Material Adverse Effect” shall mean any change, effect or circumstance that by itself, or together with other changes, effects and circumstances is materially adverse or is reasonably likely to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or operations of the Company.

“Contract” shall have the meaning given to such term in Section 4.4 hereof.

“Consents” shall mean any permits, filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to, with or by any Person.

“DGCL” shall mean the General Corporation Law of the State of Delaware, as amended.

“Dissenting Shares” shall have the meaning given to such term in Section 3.2(b) hereof.

“Effective Time” shall have the meaning given to such term in Section 2.2 hereof.

“Employee Benefit Plans” shall have the meaning assigned to it in Section 4.13 hereof.

“Environmental Law” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq. and comparable state statutes dealing with the registration, labeling and use of pesticides and herbicides; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. §§ 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., as any of the above referenced statutes have been amended as of the date hereof, all rules, regulations and policies promulgated pursuant to any of the above referenced statutes, and any other foreign, federal, state or local law, statute, ordinance, rule, regulation or policy governing environmental matters, as the same have been amended as of the date hereof.

2

“ERISA” shall mean the Employee Retirement Income Securities Act of 1974, as amended, and the regulations issued thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations issued thereunder.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States consistently applied.

“Hazardous Material” means any substance or material meeting any one or more of the following criteria: (a) it is or contains a substance designated as or meeting the characteristics of a hazardous waste, hazardous substance, hazardous material, pollutant, chemical substance or mixture, contaminant or toxic substance under any Environmental Law; (b) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; or (c) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, pesticides, herbicides, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas.

“Indebtedness” shall mean any obligation of the Company that under GAAP is required to be shown on the Balance Sheet of the Company as a Liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Liability” shall mean any liability, debt, obligation, deficiency, Tax, penalty, fine, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Merger” shall have the meaning given to such term in the second recital to this Agreement.

“Parent” shall have the meaning given to such term in the preamble to this Agreement.

“Parent Balance Sheet” shall have the meaning assigned to such term in Section 5.13 hereof.

“Parent Balance Sheet Date” shall have the meaning assigned to it in Section 5.14 hereof.

“Parent Common Stock” shall mean the common stock, par value $.001 per share, of the Parent.

“Parent Financial Statements” shall have the meaning assigned to such term in Section 5.11 hereof.

“Parent Material Adverse Effect” means any change, effect or circumstance that by itself, or together with other changes, effects and circumstances is materially adverse or is reasonably likely to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or operations of Parent and its subsidiaries, taken as a whole.

“Parent SEC Documents” shall have the meaning assigned to such term in Section 5.10(b) hereof.

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, trust or other entity or organization, including any government or political subdivision or an agency or instrumentality thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations issued thereunder.

“Stock Option Plan” shall mean the 2006 Long-Term Incentive Option Plan of Parent, approved by the Board of Directors of Parent on or before the Closing and providing for 2,500,000 shares of Parent Common Stock to be reserved for issuance upon exercise of stock options and other stock-based awards to be issued thereunder to directors, officers, employees and consultants of Parent and the Surviving Corporation.

“Stockholder” shall mean any record holder of Company Common Stock.

“Surviving Corporation” shall have the meaning given to such term in Section 2.1 hereof.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Code Section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in either clauses (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065)) required to be supplied to a Tax authority relating to Taxes.

ARTICLE II
THE MERGER

Section 2.1 Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company shall be merged with and into Acquisition Corp. in accordance with Section 251 of the DGCL. Following the Effective Time, the separate corporate existence of the Company shall cease, and Acquisition Corp. shall continue as the corporation surviving the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

Section 2.2 Effective Time. The Company and Acquisition Corp. shall cause a certificate of merger to be filed on the Closing Date (or on such other date as the Company and Parent may agree in writing) with the Secretary of State of Delaware as provided in Section 251 of the DGCL, and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed in accordance with Section 251 of the DGCL with the Secretary of State of the State of Delaware or such later time as specified in the certificate of merger, and such time is hereinafter referred to as the “Effective Time.”

Section 2.3 Certificate of Incorporation; By-laws; Directors and Officers.

(a) The certificate of incorporation of Acquisition Corp. as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”) from and after the Effective Time until thereafter changed or amended as provided therein or in accordance with applicable law, except that Article First of the Certificate of Incorporation shall be amended and restated to read as follows: “FIRST: The name of the corporation is MedaSorb Corporation (hereinafter referred to as the “Corporation”).”

(b) The by-laws of Acquisition as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation (the “By-laws”) from and after the Effective Time until thereafter changed or amended as provided therein or in accordance with applicable law.

(c) The officers and directors of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The individuals identified on Exhibit A shall, following the Effective Time, be the officers and directors of the Parent until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of Parent.

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Company and Acquisition Corp. shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Corp. shall become the debts, liabilities and duties of the Surviving Corporation. The Company acknowledges that, upon the effectiveness of the Merger, Parent shall have the absolute and unqualified right to deal with the assets and business of the Surviving Corporation as its own property without limitation on the disposition or use of such assets or the conduct of such business.

Section 2.5 Closing. The consummation of the transactions contemplated by this Agreement, including the Merger (the “Closing”), shall take place: (a) at the offices of Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York at 10:00 a.m. local time on the date on which all of the conditions to the Closing set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement (other than conditions that can be satisfied only at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing); or (b) at such other place, time and date as the Company and Parent may agree in writing (the “Closing Date”).

ARTICLE III
MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 3.1 Manner and Basis of Converting Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Acquisition Corp. or the holders of any outstanding shares of capital stock or other securities of the Company, Parent or Acquisition Corp.:

(a) Acquisition Corp. Stock. Each share of common stock, par value $.001 per share, of Acquisition Corp. issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of capital stock, par value $.001 per share, of the Surviving Corporation, such that Parent shall be the holder of all of the issued and outstanding shares of capital stock of the Surviving Corporation following the Merger.

(b) Company Common Stock. Except as provided in Section 3.1(c) and Section 3.2(d) hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one (1) share of Parent Common Stock.

(c) Treasury Stock. Notwithstanding any provision of this Agreement to the contrary, each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled in the Merger and shall not be converted into the right to receive any shares of capital stock or other securities of Parent.

(d) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in, or as a result of, the Merger. Any fractional share of Parent Common Stock that a holder of record of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated. If a fractional share of Parent Common Stock results from such aggregation, the number of shares required to be issued to such record holder shall be rounded up to the nearest whole number of shares of Parent Common Stock.

Section 3.2 Issuance of Certificates.

(a) Certificates. Within a reasonable time after the Effective Time, Parent shall cause to be mailed and issued to each former holder of record of Company Common Stock (as set forth on Schedule 4.3) that was converted into the right to receive Parent Common Stock pursuant to Section 3.1 hereof, a certificate or certificates registered in the name of such former record holder representing the number of shares of Parent Common Stock that such former record holder is entitled to receive in accordance with Section 3.1 hereof.

(b) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Company Common Stock in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be entitled to vote for any purpose or receive dividends, shall not be converted into the right to receive Parent Common Stock in accordance with Section 3.1 hereof, and shall only be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if, after the Effective Time, such Stockholder fails to perfect or withdraws or loses his or her right to appraisal or otherwise fails to establish the right to be paid the value of such Stockholder’s shares of Company Common Stock under the DGCL, such shares of Company Common Stock shall be treated as if they had converted as of the Effective Time into the right to receive Parent Common Stock in accordance with Section 3.1 hereof, and such shares of Company Common Stock shall no longer be Dissenting Shares.

(c) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

Section 3.3 Options, Warrants.

(a) Common Stock Options. The Company has issued and outstanding warrants and options to purchase shares of Company Common Stock (collectively, the “Common Stock Options”). At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Acquisition Corp. or the holders of any outstanding Common Stock Options, the right to acquire a share of Company Common Stock under each Common Stock Option shall be converted into the right to acquire one (1) share of Parent Common Stock at an exercise price equal to the exercise price stated in the Common Stock Option, subject in all respects to all other terms and conditions of the Common Stock Option, provided, however, that with respect to Common Stock Options issued to employees, directors and consultants of the Company prior to the Merger, as set forth on Schedule 3.3, the right to acquire shares of Parent Common Stock under this Section 3.3 by virtue of the Merger shall be subject to and issued under Parent’s Stock Option Plan. Except for the change in security underlying the Common Stock Options from Company Common Stock to Parent Common Stock, it is the intent of the parties hereto that the Common Stock Options shall continue after the Effective Time, and that the terms and conditions of the Common Stock Options shall otherwise remain unchanged.

(b) No Fractional Shares. Notwithstanding anything to the contrary in this Section 3.3, no fractional shares of the Parent Common Stock shall be issued in, or as a result of, the Merger. Any fractional share of the Parent Common Stock that a Person would otherwise be entitled to receive as a result of the transactions referenced in this Section 3.3 shall be rounded up to the nearest whole number of shares of Parent Common Stock.

Section 3.4 Parent Common Stock. Parent shall reserve a sufficient number of shares of Parent Common Stock to complete the conversion and exchange of Company Common Stock into Parent Common Stock contemplated by Sections 3.1 and 3.2 hereof and the issuance of any Parent Common Stock in accordance with Section 3.3. Parent covenants and agrees that immediately prior to the Effective Time there will be no more than 7,855,000 shares of Parent Common Stock issued and outstanding, of which 4,105,000 shares will be cancelled immediately following the Effective Time, and that no other common or preferred stock or equity securities of the Parent, or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or equity securities of the Parent, shall be issued or outstanding at the Effective Time.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent as follows:

Section 4.1 Organization. The Company (i) is duly organized, validly existing and in good standing (or its equivalent) under the laws of the State of Delaware, (ii) has all licenses, permits, authorizations and other Consents necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where such failure would not have, or be reasonably likely to have, a Company Material Adverse Effect, and (iii) has all requisite corporate or other applicable power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where such failure would not have, or be reasonably likely to have, a Company Material Adverse Effect. The Company is duly qualified or authorized to conduct business and is in good standing (or its equivalent) as a foreign corporation or other entity in all jurisdictions in which the ownership or use of its assets or nature of the business conducted by it makes such qualification or authorization necessary, except where the failure to be so duly qualified, authorized and in good standing would not have a Company Material Adverse Effect. The Company has no subsidiaries.

Section 4.2 Authorization; Validity of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by the Board of Directors of the Company and no other action (except the approval of the Stockholders solely with respect to consummation of the Merger) on the part of the Company or any of its Stockholders or subsidiaries is necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company (and assuming due and valid authorization, execution and delivery hereof by Parent and Acquisition Corp.) is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock. As of the date hereof, there are 20,340,929 shares of Company Common Stock issued and outstanding. Schedule 4.3 sets forth (i) the name of each Person owning shares of Company Common Stock and (ii) the number of shares of Company Common Stock owned by each such Person. All the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable. There are issued and outstanding Company Stock Options to purchase 1,697,648 shares of Company Common Stock. In addition, certain providers of legal services to the Company had the right to be issued approximately 997,000 shares of Company Common Stock as payment for accrued legal fees.

Section 4.4 Consents and Approvals; No Violations. Except for (a) approval of the Merger by the Stockholders and (b) filing of the certificate of merger with the Secretary of State of the State of Delaware, neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) violate any provision of its certificate of incorporation or by-laws; (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, require the consent of or result in the creation of any encumbrance upon any of the properties of the Company under, any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument (collectively, “Contract”) to which the Company or any of its properties may be bound; (iii) require any Consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental entity by or with respect to the Company; or (iv) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its properties or assets.

Section 4.5 Financial Statements. The Company has delivered or made available as of the date hereof or shall, prior to the Closing Date, deliver or make available to Parent the balance sheet (the “Balance Sheet”) of the Company as at March 31, 2006 and the related statements of income, stockholders’ equity and cash flows of the Company for the three months ended March 31, 2006 (the “Balance Sheet Date”). The foregoing financial statements (i) have been prepared based upon the books and records of the Company, (ii) have been prepared in accordance with GAAP (except as otherwise noted therein), and (iii) present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as at their respective dates and for the periods then ended subject to normal year-end adjustments.

Section 4.6 No Undisclosed Liabilities. Except (a) for Liabilities described on or reflected on the face of the Balance Sheet and (b) Liabilities of the same type, magnitude and scope as those reflected on the Balance Sheet which have arisen since the date of the Balance Sheet in the ordinary course of business, and which would not, individually or in the aggregate, result in a Company Material Adverse Effect, the Company does not have any Liability.

Section 4.7 Litigation. Except as set forth on Schedule 4.7, there is no Action pending or, to the knowledge of the Company, threatened, involving the Company with respect to the Company’s business by or before any governmental entity or by any third party and the Company has not received notice that any such Action is threatened. The Company is not in default under any judgment, order or decree of any governmental entity applicable to its business.

Section 4.8 No Default; Compliance with Applicable Laws. The Company is not in default or violation of any material term, condition or provision of (i) its certificate of incorporation or by-laws or (ii) any law applicable to the Company or its property and assets, except where such default or violation would not have, or be reasonably likely to have, a Company Material Adverse Effect, and the Company has not received notice of any violation of or Liability under any of the foregoing (whether material or not).

Section 4.9 Broker’s and Finder’s Fees. No Person has, or as a result of the transactions contemplated or described herein will have, any right or valid claim against the Company, Parent, Acquisition Corp. or any Stockholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, with respect to the consummation of the Merger.

Section 4.10 Assets and Contracts. Except for this Agreement and except as described in Schedule 4.10, the Company is not a party to any Contract not made in the ordinary course of business that is material to the Company, (a) with a labor union, (b) for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of $100,000, (c) for the employment of any officer, individual employee or other Person on a full-time basis, (d) with respect to bonus, pension, profit sharing, retirement, stock purchase, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding for any or all of the employees of the Company or any other Person, (e) relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of the Company to any Lien or evidencing any Indebtedness, (f) guaranteeing any Indebtedness, (g) under which the Company is lessee of or holds or operates any property, real or personal, owned by any other Person under which payments to such Person exceed $100,000 per year and with an unexpired term (including any period covered by an option to renew exercisable by any other party) of more than 60 days, (h) under which the Company is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by the Company, (i) granting any preemptive right, right of first refusal or similar right to any Person, (j) obligating the Company to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (k) containing a covenant not to compete or other restriction on the Company’s ability to conduct a business or engage in any other activity, (l) with respect to any distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment in excess of $100,000 per year, (m) regarding registration of securities under the Securities Act, (n) characterized as a collective bargaining agreement, or (o) with any Person continuing for a period of more than three months from the Closing Date which involves an expenditure or receipt by the Company in excess of $100,000. The Company has made available to Parent and Acquisition Corp. true and complete copies of all Contracts and other documents requested by Parent or Acquisition Corp.

Section 4.11 Tax Returns and Audits. Except as set forth on Schedule 4.11 or as would not have a Material Adverse Effect, all required federal, state and local Tax Returns of the Company have been accurately prepared and duly filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid. The Company is not and has not been delinquent in the payment of any Tax. The Company has not had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax. None of the Company’s federal income Tax Returns nor any state or local income or franchise Tax Returns has been audited by governmental authorities. The reserves for Taxes reflected on the Balance Sheet (if any) are and will be sufficient for the payment of all unpaid Taxes payable by the Company as of the Balance Sheet Date. Since the Balance Sheet Date, the Company has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees the amount of all Taxes (including, but not limited to, federal, state and local income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries. Except as set forth on Schedule 4.11, there are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Company now pending, and the Company has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

Section 4.12 Patents and Other Intangible Assets. Except as set forth in Schedule 4.7, the Company (i) owns or has the right to use, free and clear of all Liens, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in or necessary for the conduct of its business without infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any of the foregoing and (ii) is not obligated or under any obligation to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

Section 4.13 Employee Benefit Plans; ERISA.

(a) All employee benefit plans, within the meaning of Section 3(3) of the ERISA, of the Company (“Employee Benefit Plans”) and other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs of every type, other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Company, whether written or unwritten and whether or not funded, are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.

(b) There are no pending claims or lawsuits that have been asserted or instituted against any Employee Benefit Plan, the assets of any of the trusts or funds under the Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Employee Benefit Plans or against any fiduciary of an Employee Benefit Plan with respect to the operation of such plan, nor does the Company have any knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to form the basis of any such claim or lawsuit.

(c) There is no pending or, to the knowledge of the Company, contemplated investigation, or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Employee Benefit Plan and the Company has no knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to trigger such an investigation or enforcement action.

(d) No actual or, to the knowledge of the Company, contingent Liability exists with respect to the funding of any Employee Benefit Plan or for any other expense or obligation of any Employee Benefit Plan, except as disclosed on the Balance Sheet, and no contingent Liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

(e) No events have occurred or are reasonably expected to occur with respect to any Employee Benefit Plan that would cause a material change in the costs of providing benefits under such Employee Benefit Plan or would cause a material change in the cost of providing such Employee Benefit Plan.

Section 4.14 Title to Property and Encumbrances. The Company has good and valid title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 4.15 Condition of Properties. All facilities, machinery, equipment, fixtures and other properties owned, leased or used by the Company are in operating condition, subject to ordinary wear and tear, and are adequate and sufficient for the Company’s existing business.

Section 4.16 Insurance Coverage. Schedule 4.16 sets forth a true, correct and complete list of all material insurance policies maintained by or on behalf of the Company and relating to its business and/or assets, indicating the type of coverage, name of insurance carrier or underwriter, premium thereon, policy limits and expiration date of each policy. All such insurance policies are in full force and effect, and the Company is not in default with respect to its obligations under any such insurance policy, except with respect to any such default which would not have a Company Material Adverse Effect, and no notice of cancellation or termination has been received with respect to any such policy.

Section 4.17 Interested Party Transactions. Except as disclosed in Schedule 4.10, the Company is not a party to any contract, lease, license, commitment or arrangement, written or oral, which, were the Company a “Registrant” under the Exchange Act, would be required to be disclosed pursuant to Item 404(a) or (d) of Regulation S-B promulgated by the Commission, and there are no loans outstanding to or from any Person specified in Item 404(a) of Regulation S-B from or to the Company.

Section 4.18 Environmental Matters.

(a) To the knowledge of the Company, the Company has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on any real property on which it now has or previously had any leasehold or ownership interest, except in compliance with all applicable Environmental Laws.

(b) To the knowledge of the Company, the historical and present operations of the business of the Company are in compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) There are no pending or, to the knowledge of the Company, threatened, material demands, claims, information requests or notices of noncompliance or violation against or to the Company relating to any Environmental Law; and, to the knowledge of the Company, there are no conditions or occurrences on any of the real property used by the Company in connection with its business that would reasonably be expected to lead to any such demands, claims or notices against or to the Company, except such as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d) To the knowledge of the Company, (i) the Company has not, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List”, the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take “removal”, “remedial”, “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) the Company is not involved in (and has no basis to reasonably expect to be involved in) any suit or proceeding and has not received (and has no basis to reasonably expect to receive) any notice, request for information or other communication from any governmental authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) the Company has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.19 Disclosure. No representation or warranty by the Company herein and no information disclosed in the schedules hereto by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION CORP.

Parent and Acquisition Corp. hereby represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Acquisition Corp. is duly organized, validly existing and in good standing under the laws of its State of incorporation or organization. Since the date of its formation, except as disclosed in the SEC Documents, Parent has not (i) engaged in any business activities or conducted any operations other than in connection with its organization and the transactions contemplated by this Agreement, or (ii) owned any assets or property (other than cash and cash equivalents).

Section 5.2 Authorization; Validity of Agreement. Each of Parent and Acquisition Corp. has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Acquisition Corp. of this Agreement and all other agreements and instruments to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by the Board of Directors of each of Parent and Acquisition Corp. and the stockholders of Acquisition Corp., and no other action on the part of either of Parent and Acquisition Corp. is necessary to authorize the execution and delivery of this Agreement and the consummation by either of Parent or Acquisition Corp. of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and Acquisition Corp. (and assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of Parent and Acquisition Corp., enforceable against each of them in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 5.3 Consents and Approvals; No Violations. Except for filing of the certificate of merger with the Secretary of State of the State of Delaware, neither the execution, delivery or performance of this Agreement by either of Parent and Acquisition Corp. nor the consummation of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or by-laws of Parent or Acquisition Corp.; (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, require the consent of or result in the creation of any Lien upon any of the properties of Parent or Acquisition Corp. under, any Contract to which Parent or Acquisition Corp. or any of their properties may be bound; (iii) require any Consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental entity by or with respect to Parent or any subsidiary of Parent, or (iv) violate any law applicable to any of Parent or Acquisition Corp. or any of their respective properties or assets.

Section 5.4 Litigation. There is no Action pending or, to the knowledge of the Parent, threatened, involving Parent and Acquisition Corp. or any subsidiary of Parent with respect to Parent’s and Acquisition Corp.’s, or any of Parent’s subsidiaries, business by or before any governmental entity or by any third party and neither Parent or Acquisition Corp. nor any subsidiary of Parent has received notice that any such Action is threatened. Neither Parent or Acquisition Corp. nor any subsidiary of Parent is in default under any judgment, order or decree of any governmental entity applicable to its business.

Section 5.5 No Default; Compliance with Applicable Laws. Neither Parent nor any of Parent’s subsidiaries is in default or violation of any material term, condition or provision of (i) their respective certificate of incorporation, by-laws or similar organizational documents or (ii) any law applicable to Parent or any of Parent’s subsidiaries or its property and assets and neither Parent nor any of Parent’s subsidiaries has received notice of any violation of or Liability under any of the foregoing (whether material or not).

Section 5.6 Broker’s and Finder’s Fees; Broker/Dealer Ownership. Except as set forth on Schedule 4.9, no person, firm, corporation or other entity is entitled by reason of any act or omission of Parent or Acquisition Corp. to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement or with respect to the consummation of the transactions contemplated hereby.

Section 5.7 Capitalization of Parent. The authorized capital stock of Parent consists of (a) 100,000,000 shares of Parent Common Stock, of which not more than 3,750,000 shares will be, immediately following the Effective Time, issued and outstanding without taking into consideration the issuance of Parent Common Stock in the Merger, (but taking into consideration the cancellation of 4,105,000 shares of Parent Common Stock as set forth in Section 3.4) and (b) 100,000,000 shares of preferred stock, none of which shall have been designated or issued immediately following the Effective Time. Schedule 5.7 sets forth a true and complete list of the stockholders of Parent and the number of shares of Parent Common Stock owned by each such stockholder on the date shown. Parent has no outstanding options, rights or commitments to issue shares of Parent Common Stock or any capital stock or other securities of Parent or Acquisition Corp., and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any capital stock or other securities of Parent or Acquisition Corp. There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock. All outstanding shares of the capital stock of Parent are validly issued and outstanding, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.

Section 5.8 Acquisition Corp. Acquisition Corp. is a Delaware corporation and a wholly-owned subsidiary of Parent, was formed specifically for the purpose of the Merger and has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the transactions contemplated by this Agreement. Parent owns all of the issued and outstanding capital stock of Acquisition Corp. free and clear of all Liens, and Acquisition Corp. has no outstanding options, warrants or rights to purchase capital stock or other securities of the Acquisition Corp., other than the capital stock of Acquisition Corp. owned by Parent. Except for Acquisition Corp., the Parent has no subsidiaries.

Section 5.9 Validity of Shares. The shares of Parent Common Stock to be issued in accordance with Article III hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable.

Section 5.10 SEC Reporting and Compliance.

(a) Parent has filed with the Commission all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act. Parent has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

(b) Parent has delivered to the Company true and complete copies of the registration statements, information statements and other reports (collectively, the “Parent SEC Documents”) filed by the Parent with the Commission. None of the Parent SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

(c) Parent has not filed, and nothing has occurred with respect to which Parent would be required to file, any report on Form 8-K since February 28, 2006. Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission since February 28, 2006 and all subsequent registration statements and reports filed by Parent subsequent to the filing of the Parent SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by the Parent with the Commission or delivered to the stockholders of Parent.

(d) Parent is not an “investment company” within the meaning of Section 3 of the Investment Company Act.

(e) Between the date hereof and the Closing Date, Parent shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws.

(f) To the best knowledge of the Parent, the Parent has complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

Section 5.11 Financial Statements. The balance sheets, and statements of income, stockholders’ equity and cash flows contained in the Parent SEC Documents (the “Parent Financial Statements”) (i) have been prepared in accordance with GAAP, (ii) are in accordance with the books and records of the Parent, and (iii) present fairly in all material respects the financial condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified. During the two most recent fiscal years of the Parent and the subsequent interim period through February 28, 2006, there were no disagreements between Gilder the Parent and its independent auditors as to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of those independent auditors, would have caused those independent auditors to make reference in their reports on the financial statements for such years to the subject matter of the disagreement.

Section 5.12 No General Solicitation. In issuing Parent Common Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell Parent Common Stock by any form of general solicitation or advertising.

Section 5.13 Absence of Undisclosed Liabilities. Neither Parent nor Acquisition Corp. has any Liability arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent SEC Documents, (b) to the extent set forth on or reserved against in the balance sheet of Parent as at February 28, 2006 (the “Parent Balance Sheet”) or the notes to the Parent Financial Statements, and (c) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents.

Section 5.14 Changes. Since February 28, 2006 (the “Parent Balance Sheet Date”), except as disclosed in the Parent SEC Documents, the Parent has not (a) incurred any debts, obligations or Liabilities, absolute, accrued or, to the Parent’s knowledge, contingent, whether due or to become due, except for current Liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or Liability other than, current liabilities shown on the Parent Balance Sheet and current Liabilities incurred since the Parent Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) that could reasonably be expected to have a Parent Material Adverse Effect, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) except as set forth on Schedule 5.7, issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial condition of the Parent other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a Parent Material Adverse Effect, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material Contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Parent Balance Sheet or its statement of income for the year ended on the Parent Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $1,000 in the aggregate, or (r) entered into any Contract, agreement or license, or otherwise obligated itself, to do any of the foregoing.

Section 5.15 Tax Returns and Audits. All required federal, state and local Tax Returns of the Parent have been accurately prepared in all material respects and duly filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a Parent Material Adverse Effect. The Parent is not and has not been delinquent in the payment of any Tax. The Parent has not had a Tax deficiency assessed against it. None of the Parent’s federal income Tax Returns nor any state or local income or franchise Tax Returns has been audited by governmental authorities. The reserves for Taxes reflected on the Parent Balance Sheet are sufficient for the payment of all unpaid Taxes payable by the Parent with respect to the period ended on the Parent Balance Sheet Date. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Parent now pending, and the Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

Section 5.16 Employee Benefit Plans; Labor.

(a) Parent has no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Parent.

(b) Parent has no employees, and except as disclosed in the SEC Documents, and is not a party to any employment or consulting agreements, compensation plans, bonus plans, or other similar agreement or arrangement. Parent is not under any obligation or liability to any current or former officer, director, employee or Affiliate of Parent.

(c) Neither the execution and delivery of this Agreement nor the consummation of the Merger will entitle any current or former employee of Parent or any of its Affiliates to severance pay or other similar payment, or accelerate the time of payment or increase the amount of compensation due to any such employee or former employee.

Section 5.17 Interested Party Transactions. Except as disclosed in the Parent SEC Documents, Parent is not a party to any contract, lease, license, commitment or arrangement, written or oral, which would be required to be disclosed pursuant to Item 404(a) or (d) of Regulation S-B promulgated by the Commission, and there are no loans outstanding to or from any Person specified in Item 404(a) of Regulation S-B from or to the Parent.

Section 5.18 Questionable Payments. Neither the Parent, Acquisition Corp. nor to the knowledge of the Parent, any director, officer, agent, employee or other Person associated with or acting on behalf of the Parent or Acquisition Corp., has a used any corporate funds for (a) unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees from corporate funds, (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (d) made any false or fictitious entries on the books of record of any such corporations, or (e) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 5.19 Obligations to or by Stockholders. Except as disclosed in the Parent SEC Documents, the Parent has no Liability or obligation or commitment to any stockholder of Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Parent, nor does any stockholder of Parent or any such Affiliate or associate have any Liability, obligation or commitment to the Parent.

Section 5.20 Assets and Contracts. Except as expressly set forth in this Agreement, the Parent Balance Sheet or the notes thereto, the Parent is not a party to any Contract, including, without limitation, (a) with any labor union, (b) for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) for the employment of any officer, individual employee or other Person on a full-time basis or any contract with any Person for consulting services, (d) with respect to bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with any or all of the employees of Parent or any other Person, (e) relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of Parent to any Lien or evidencing any Indebtedness, (f) guaranteeing of any Indebtedness, (g) under which Parent is lessee of or holds or operates any property, real or personal, owned by any other Person, (h) under which Parent is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by Parent, (i) granting any preemptive right, right of first refusal or similar right to any Person, (j) with any Affiliate of Parent or any present or former officer, director or stockholder of Parent, (k) obligating Parent to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) containing a covenant not to compete or other restriction on the parent’s ability to conduct a business or engage in any other activity, (m) with respect to any distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (n) regarding the registration of securities under the Securities Act, (o) characterized as a collective bargaining agreement, or (p) with any Person continuing for a period of more than three months from the Closing Date that involves an expenditure or receipt by Parent in excess of $1,000. Parent does not own any real property. The Parent maintains no insurance policies and insurance coverage of any kind with respect to Parent, its business, premises, properties, assets, employees and agents. Parent has furnished to the Company true and complete copies of all agreements and other documents requested by the Company.

Section 5.21 Environmental Matters.

(a) The Parent has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on any real property on which it now has or previously had any leasehold or ownership interest, except in compliance with all applicable Environmental Laws.

(b) The historical and present operations of the business of the Parent comply with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) There are no pending or, to the knowledge of Parent, threatened, demands, claims, information requests or notices of noncompliance or violation against or to the Parent relating to any Environmental Law; and, to the knowledge of the Parent, there are no conditions or occurrences on any of the real property used by the Parent that would reasonably be expected to lead to any such demands, claims or notices against or to the Parent, except such as have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(d) (i) The Parent has not, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List”, the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take “removal”, “remedial”, “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) the Parent is not involved in (and has no basis to reasonably expect to be involved in) any suit or proceeding and has not received (and has no basis to reasonably expect to receive) any notice, request for information or other communication from any governmental authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) the Parent has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.22 Disclosure. No representation or warranty by Parent or Acquisition Corp. herein and no information disclosed in the schedules hereto by Parent or Acquisition Corp. contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.

ARTICLE VI
CONDUCT OF BUSINESSES PENDING THE MERGER

Section 6.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Parent or Acquisition Corp. shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(i) the business of the Company shall be conducted only in the ordinary course consistent with the past practice;

(ii) the Company shall not (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares Company Capital Stock; (B) amend its certificate of incorporation or by-laws except to effectuate the transactions contemplated in this Agreement; or (C) split, combine or reclassify the outstanding Company Common Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock;

(iii) the Company shall not (A) issue any additional shares of, or options, warrants or rights of any kind to acquire any shares of, Company Capital Stock, except to issue shares of Company Common Stock in connection with the exercise of Common Stock Options; (B) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (C) incur additional Indebtedness or any other Liabilities or enter into any other transaction other than in the ordinary course of business; (D) enter into any Contract, agreement, commitment or arrangement with respect to any of the foregoing except this Agreement; or (E) except as contemplated by this Agreement, enter into any Contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;

(iv) the Company shall use its reasonable best efforts to preserve intact the business of the Company, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it; and

(v) the Company will not enter into any new employment agreements with any of its officers or employees or grant any increases in the compensation or benefits of its officers and employees or amend any employee benefit plan or arrangement other than in the ordinary course of business and consistent with past practice.

Section 6.2 Conduct of Business by Parent and Acquisition Corp. Pending the Merger. Prior to the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated expressly permitted by this Agreement:

(i) neither the Parent nor Acquisition Corp. shall conduct any business other than in connection with effecting the transactions contemplated hereby;

(ii) neither Parent nor Acquisition Corp. shall (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (B) amend its certificate of incorporation or by-laws; or (C) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock; and

(iii) neither Parent nor Acquisition Corp. shall (A) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock; (B) acquire or dispose of any assets other than in the ordinary course of business; (C) incur additional Indebtedness or any other Liabilities or enter into any other transaction except in the ordinary course of business; (D) enter into any Contract, agreement, commitment or arrangement with respect to any of the foregoing except this Agreement, or (E) except as contemplated by this Agreement, enter into any Contract, agreement, commitment or arrangement to dissolve, merge; consolidate or enter into any other material business contract or enter into any negotiations in connection therewith.

(iv) neither Parent nor Acquisition Corp. will, nor will they authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below). Parent will promptly advise the Company in writing of any such inquiries or Acquisition Proposal (or requests for information) and the substance thereof. As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Parent or Acquisition Corp. or for the acquisition of a substantial equity interest in either of them or any material assets of either of them other than as contemplated by this Agreement. Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing; and

(v) neither Parent nor Acquisition Corp. will enter into any employment agreements with any Person or grant any increases in the compensation or benefits of their officers and employees.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1 Access and Information. The Company, Parent and Acquisition Corp. shall each afford to the other and to the other’s accountants, counsel and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time of all of its properties, books, contracts, commitments and records (including but not limited to Tax Returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein. Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information that (i) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (ii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that: (A) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information); (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing; and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request provided, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished. If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

Section 7.2 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible). In order to obtain any necessary governmental or regulatory action or non-action, waiver, Consent, extension or approval, each of Parent, Acquisition Corp. and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Acquisition Corp. and the Company shall take all such necessary action.

Section 7.3 Publicity. No party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission; provided that in such case Parent will use its best efforts to allow Company to review and reasonably approve any same prior to its release.

Section 7.4 Appointment of Directors. Immediately upon the Effective Time, Parent shall accept the resignations of the current officers and directors of Parent as provided by Section 8.2(e)(5) hereof, and the persons listed as directors in Exhibit A hereto shall be elected to the Board of Directors of Parent.

Section 7.5 Stockholder Consent.

(a) So long as the Board of Directors of the Company shall not have withdrawn, modified or changed its recommendation in accordance with the provisions of Section 7.5(b) hereof, the Company, acting through its Board of Directors, shall, in accordance with the DGCL and its certificate of incorporation and by-laws, take all actions reasonably necessary to obtain the requisite approval and adoption of this Agreement and the transactions contemplated hereby by the Stockholders as required by the DGCL and otherwise.

(b) The Board of Directors of the Company shall recommend such approval and shall use all reasonable efforts to solicit and obtain such approval; provided, however, that the Board of Directors of the Company may at any time prior to approval of the Stockholders (i) decline to make, withdraw, modify or change any recommendation or declaration regarding this Agreement or the Merger or (ii) recommend and declare advisable any other offer or proposal, to the extent the Board of Directors of the Company determines in good faith, based upon advice of legal counsel, that withdrawing, modifying, changing or declining to make its recommendation regarding this Agreement or the Merger or recommending and declaring advisable any other offer or proposal is necessary to comply with its fiduciary duties under applicable law (which declinations, withdrawal, modification or change shall not constitute a breach by the Company of this Agreement). The Company shall provide written notice to Parent promptly upon the Company taking any action referred to in the foregoing proviso.

(c) Pursuant to Section 251(d) of the DGCL, at any time before the certificate of merger is filed with the Secretary of State of the State of Delaware, including any time after the Merger is authorized by the Stockholders, the Merger may be abandoned and this Agreement may be terminated in accordance with the terms hereof, without further action by the Stockholders.

ARTICLE VIII
CONDITIONS OF PARTIES’ OBLIGATIONS

Section 8.1 Company Obligations. The obligations of Parent and Acquisition Corp. under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Parent.

(a) Representations And Warranties. The representations and warranties of the Company under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b) Compliance with Agreement. The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c) No Company Material Adverse Effect. Since the date hereof, there shall not have been any event or circumstance that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.

(d) Certificate of Officers. The Company shall have delivered to Parent and Acquisition Corp. a certificate dated the Closing Date, executed on its behalf by the Chief Executive Officer of the Company, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 8.1.

(e) No Restraining Action. No Action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by this Agreement.

(f) Supporting Documents. Parent and Acquisition Corp. shall have received the following:

(1) Copies of resolutions of the Board of Directors and the stockholders of the Company, certified by the Secretary of the Company, authorizing and approving the Merger and the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered pursuant hereto and thereto.

(2) A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the certificate of incorporation and by-laws of the Company delivered to Parent and Acquisition Corp. at the time of the execution of this Agreement have been validly adopted and have not been amended or modified since the date hereof.

(3) Evidence as of a recent date of the good standing and corporate existence of the Company issued by the Secretary of State of the State of Delaware.

Section 8.2 Parent and Acquisition Corp. Obligations. The obligations of the Company under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions any of which may be waived in whole or in part by the Company:

(a) Representations And Warranties. The representations and warranties of Parent and Acquisition Corp. under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b) Compliance with Agreement. Parent and Acquisition Corp. shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

(c) No Parent Material Adverse Effect. Since the date hereof, there shall not have been any event or circumstance that has resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect.

(d) Certificate of Officers. Parent and Acquisition Corp. shall have delivered to the Company a certificate dated the Closing Date, executed on their behalf by their respective Presidents, certifying the satisfaction of the conditions specified in paragraphs (a), (b), and (c) of this Section 8.2.

(e) Supporting Documents. The Company shall have received the following:

(1) Copies of resolutions of Parent’s and Acquisition Corp.’s respective board of directors and the sole stockholder of Acquisition Corp., certified by their respective Secretaries, authorizing and approving the Merger and the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered by them pursuant hereto.

(2) A certificate of incumbency executed by the respective Secretaries of Parent and Acquisition Corp. certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (1) above and further certifying that the certificates of incorporation and by-laws of Parent and Acquisition Corp. appended thereto have not been amended or modified.

(3) A certificate, dated the Closing Date, executed by the Secretary of each of the Parent and Acquisition Corp., certifying that, except for the filing of the certificate of merger with the Secretary of State of the State of Delaware: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required to be obtained by Parent or Acquisition Corp. for the execution and delivery of this Agreement and the consummation of the Merger shall have been duly made or obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted against Parent or Acquisition Corp. to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by this Agreement.

(4) (i) The executed resignations of all directors and officers of Parent, with the director resignations to take effect at the Effective Time, together with certified resolutions of Parent’s board of directors appointing the directors identified on Exhibit A to serve as their successors following such resignation and (ii) executed releases from each such director and officer in the form and substance acceptable to the Company in its sole discretion.

(5) Evidence as of a recent date of the good standing and corporate existence of each of the Parent and Acquisition Corp. issued by the Secretary of State of their respective states of incorporation.

(6) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

(f) Due Diligence. The Company shall have been and shall continue to be satisfied in its sole discretion (regardless of (1) the satisfaction of any or all of the other closing conditions, (2) any knowledge of such matters on or prior to the Closing Date or (3) any indication previously given by, or on behalf of, Company with respect to the satisfaction of any such matter) with the results of its and its representatives’ due diligence investigation and evaluation of the Parent and Acquisition Corp. and each of the transactions contemplated hereby.

(g) Limitation on Dissenting Shares. The holders of not more than one percent (1.0%) of the outstanding shares of Company Common Stock shall have exercised and not withdrawn such holder’s right to appraisal and payment under Section 262 of the DGCL.

(h) Stock Option Plan. Parent’s Board of Directors shall have adopted and approved the Stock Option Plan.

ARTICLE IX
TERMINATION PRIOR TO CLOSING

Section 9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company, Acquisition Corp. and Parent;

(b) by the Company, if Parent or Acquisition Corp. (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after the Company has notified Parent and Acquisition Corp. of its intent to terminate this Agreement pursuant to this paragraph (b);

(c) by Parent and Acquisition Corp., if the Company (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after Parent or Acquisition Corp. has notified the Company of its intent to terminate this Agreement pursuant to this paragraph (c);

(d) by either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Parent, Acquisition Corp. or the Company, which prohibits or materially restrains any of them from consummating the transactions contemplated hereby; provided that the parties hereto shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry, by any such court or governmental or regulatory agency;

(e) by either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if the Closing has not occurred on or prior to July 15, 2006, for any reason other than delay or nonperformance of the party seeking such termination; or

(f) by the Company if the Board of Directors of the Company determines in good faith, based upon advice of legal counsel, that termination pursuant to this Section 9.1(f) is necessary to comply with its fiduciary duties under applicable law as provided in Section 7.5(b) hereof.

Section 9.2 Termination of Obligations. Termination of this Agreement pursuant to Section 9.1 hereof shall terminate all obligations of the parties hereunder, except for the obligations under Article IX, and Sections 7.1, 10.4, 10.7, 10.14 and 10.15 hereof.

ARTICLE X
MISCELLANEOUS

Section 10.1 Amendments.

Subject to applicable law, this Agreement may be amended or modified by the parties hereto by written agreement executed by each party to be bound thereby and delivered by duly authorized officers of the parties hereto at any time prior to the Effective Time; provided, however, that after the approval of the Merger by the Stockholders, no amendment or modification of this Agreement shall be made that by law requires further approval from the Stockholders without such further approval.

Section 10.2 Notices. Any notice, request, instruction, other document or communications to be given hereunder by any party hereto to any other party hereto shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon receipt of a transmission confirmation (with a confirming copy delivered personally or sent by overnight courier) if sent by facsimile or like transmission, or (c) on the next business day when sent by Federal Express, United Parcel Service, U.S. Express Mail or other reputable overnight courier for guaranteed next day delivery, as follows:

If to Parent or Acquisition Corp., to:	Gilder Enterprises, Inc. Attention: Joseph Bowes 3639 Garibaldi Dr. North Vancouver, BC CANADA V7H2W Telephone: (604) 924-8180 Facsimile:

If to the Company, to:	MedaSorb Corporation Attention: Al Kraus, President 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852 Telephone: (732) 329-8885 Facsimile: (732) 329-8650

with a copy to:
Kronish Lieb Weiner & Hellman LLP Attention: Alison Newman, Esq. 1114 Avenue of the Americas New York, New York 10036 Telephone: (212) 479-6190 Facsimile: (212) 479-6275

or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this Section 10.2 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including arbitration arising in connection with this Agreement), which service shall be effected as required by applicable law.

Section 10.3 Entire Agreement. This Agreement, together with the schedules and the exhibits attached hereto or referred to herein, constitute the entire agreement of the parties hereto, and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, with respect to the subject matter hereof and thereof.

Section 10.4 Expenses. Except as otherwise expressly provided herein, whether or not the Merger occurs, all expenses and fees incurred by Parent on one hand, and the Company on the other, shall be borne solely and entirely by the party that has incurred the same; provided, that if the Merger occurs, Parent agrees to pay, and shall cause the Surviving Corporation to pay, any unpaid fees and expenses of the Company (including fees and expenses of its counsel and other advisors) in connection with the consummation of the transactions contemplated by this Agreement.

Section 10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to amend or modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.6 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without, in the case of Parent, the prior written approval of the Company and, in the case of the Company, the prior written approval of Parent.

Section 10.7 No Third Party Beneficiaries. Except as set forth in Section 10.6, nothing herein expressed or implied shall be construed to give any person other than the parties hereto (and their successors and assigns as permitted herein) any legal or equitable rights hereunder.

Section 10.8 Counterparts; Delivery by Facsimile. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 10.9 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto; (b) waive any inaccuracies in the representations and breaches of the warranties of the other party contained herein or in any document delivered pursuant hereto; and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 10.10 No Constructive Waivers. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, agreement or covenant herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.11 Further Assurances. The parties hereto shall use their commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party hereto may reasonably request in order to carry out fully the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 10.12 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.13 Governing Law. This Agreement and the agreements, instruments and documents contemplated hereby shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to its conflicts of law principles.

Section 10.14 Dispute Resolution. The parties hereto shall initially attempt to resolve all claims, disputes or controversies arising under, out of or in connection with this Agreement by conducting good faith negotiations amongst themselves. If the parties hereto are unable to resolve the matter following good faith negotiations, the matter shall thereafter be resolved by binding arbitration and each party hereto hereby waives any right it may otherwise have to the resolution of such matter by any means other than binding arbitration pursuant to this Section 10.14. Whenever a party shall decide to institute arbitration proceedings, it shall provide written notice to that effect to the other parties hereto. The party giving such notice shall, however, refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During this period, the parties shall make good faith efforts to amicably resolve the claim, dispute or controversy without arbitration. Any arbitration hereunder shall be conducted under the commercial arbitration rules of the American Arbitration Association. Any such arbitration shall be conducted in New York, New York by a panel of three arbitrators: one arbitrator shall be appointed by each of Parent and Company; and the third shall be appointed by the American Arbitration Association. The panel of arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on the claim, dispute or controversy in question would be barred under this Agreement or by the applicable statute of limitations. The prevailing party in any arbitration in accordance with this Section 10.15 shall be entitled to recover from the other party, in addition to any other remedies specified in the award, all reasonable costs, attorneys’ fees and other expenses incurred by such prevailing party to arbitrate the claim, dispute or controversy.

Section 10.15 Interpretation.

(a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “hereby”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The words “knowledge,” or “known to,” or similar terms, when used in this Agreement to qualify any representation or warranty, refers to the knowledge or awareness of certain specific facts or circumstances related to such representation or warranty of the persons in the Applicable Knowledge Group (as defined herein) which a prudent business person would have obtained after reasonable investigation or due diligence on the part of any such person. For the purposes hereof, the “Applicable Knowledge Group” with respect to the Company shall be Al Kraus. For the purposes hereof, the “Applicable Knowledge Group” with respect to Parent and the Acquisition Corp. shall be Joseph G. Bowes.

(e) The word “subsidiary” shall mean any entity of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such entity is owned, directly or indirectly by another entity or person.

(f) For purposes of this Agreement, “ordinary course of business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(g) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(h) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, unless the context requires otherwise.

(i) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

COMPANY:

MEDASORB CORPORATION

By:	_______________________________
Name:	Al Kraus
Title:	Chief Executive Officer and President

PARENT:

GILDER ENTERPRISES, INC.

By:	_______________________________
Name:	Joseph G. Bowes
Title:	President

ACQUISITION CORP.:

MEDASORB ACQUISITION, INC.

By:	_______________________________
Name:	Joseph G. Bowes
Title:	President

EXHIBIT A

Directors and Officers of Surviving Corporation

Directors:

Al Kraus
Joseph Rubin, Esq.
Kurt Katz

Officers:

Al Kraus	- President and Chief Executive Officer
Vincent Capponi	- Chief Operating Officer
David Lamadrid	- Chief Financial Officer, Treasurer and Secretary
James Winchester, MD	- Chief Medical Officer